Filed Pursuant to Rule 424 (b)(3)
                                       Registration Statement No. 333-40795


          Prospectus Supplement dated April 28, 1998

                           MINNESOTA POWER & LIGHT COMPANY
                            17,677 SHARES OF COMMON STOCK
                   SUPPLEMENT TO PROSPECTUS DATED DECEMBER 1, 1997

          The text of the "Plan of Distribution" on page 10 of the Prospectus should be replaced in its entirety with the following:

                                 PLAN OF DISTRIBUTION

                    The Shares to be offered pursuant to this Prospectus are fully paid and nonassessable. The Company will not receive any of the proceeds from sales of the Shares.

                    The Selling Shareholder may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly through one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the New York Stock Exchange or in privately negotiated transactions (including sales pursuant to pledges) or in a combination of such transactions. Such transactions may be effected by the Selling Shareholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder (and, if they act as agent for the purchaser of such Shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Shareholder, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

                    When required, this Prospectus will be supplemented to set forth the number of Shares offered for sale and, if such offering is to be make by or through underwriters, dealers, brokers or other agents, the names of such persons and the principal terms of the arrangements between such persons and the Selling Shareholder.

                    The Selling Shareholder and any underwriters, brokers, dealers or agents acting in connection with the sale or distribution of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the 1933 Act.

                    Expenses in connection with the registration of the Shares under the 1933 Act, including legal and accounting fees of the Company, will be paid by the Company.